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Exhibit 21

Subsidiaries

Name	Jurisdiction of Incorporation
Leesport Bank	Pennsylvania
Essick & Barr Insurance, LLC	Pennsylvania
Leesport Wealth Management, LLC	Pennsylvania
Leesport Investment Group, LLC	Pennsylvania
Leesport Mortgage, LLC	Pennsylvania
First Leesport Capital Trust I	Delaware
Leesport Capital Trust II	Delaware
Leesport Realty Solutions, LLC	Pennsylvania
Leesport Mortgage Holdings, LLC	Pennsylvania

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Subsidiaries